Exhibit 4

POWER OF ATTORNEY

TCW Asset Management Company, the general partner of Special Credits Fund V – The Principal Fund (“The Principal Fund”), hereby appoints Stephan A. Kaplan and Richard J. Goldstein, and each of them, with full power of substitution and resubstitution, as the true and lawful attorney-in-fact of The Principal Fund to execute in the name of The Principal Fund and file with the Securities and Exchange Commission a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, par value $0.01 per share, of Kindercare Learning Centers, Inc.

Dated:   November 12, 2004

TCW ASSET MANAGEMENT COMPANY

/s/ Linda Barker
Name:	Linda D. Barker
Title:	Senior Vice President